SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2011

SELECTICA, INC.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

1740 Technology Drive, Suite 460
San Jose, California 95110
(Address of Principal Executive Offices)

(408) 570-9700
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements with Named Executive Officers.

The Board of Directors of the Selectica, Inc. (the “Company”) adopted an employee bonus program effective July 6, 2011 by which all employees are eligible other than those employees with individual sales commission plans. Under the program, the Company’s employees other than those employees with individual sales commission plans are eligible for a cash incentive bonus of up to a certain percentage of their base salary.  For employees other than the Company’s Chief Executive Officer and Chief Financial Officer, 50% is based upon individual management by objectives (MBO) targets determined for each individual and 50% is based upon achievement of the Company’s financial performance targets, of which 25% is based upon achievement of certain revenue targets and 25% of which is based upon certain cash savings targets for the year. Under the program, the Company’s Chief Executive Officer is eligible for a cash incentive bonus of up to 90% of his base salary and the Company’s Chief Financial Officer is eligible for a cash incentive bonus of up to 60% of his base salary, in each case 50% of which is based upon achievement of certain revenue targets and 50% of which is based upon certain cash savings targets for the year. The amount payable under the plan would be payable at a 75% if 90% of the target metrics are met, 100% if 100% of the target metrics are met and 125% if 120% of the target metrics are met. Payments under the plan are to be determined and paid on a semi-annual basis to the eligible employees except for with respect to the Company’s Chief Executive Officer and Chief Financial Officer, whose payments are to be determined on an annual basis and paid annually.

In addition, effective July 6, 2011, the Board of Directors of the Company approved a grant of restricted stock units to the Company’s employees whereby the Company’s Chief Executive Officer received a grant of 20,000 restricted stock units and the Company’s Chief Financial Officer received a grant of 15,000 restricted stock units.  The restricted stock units vest over a period of four years, with 25% vesting after one year and the balance vesting in equal monthly installments over the remaining 36 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2011

SELECTICA, INC.

By:	/s/ Todd Spartz
Name: Todd Spartz
Title: Chief Financial Officer

3